UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WESCO INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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WESCO INTERNATIONAL

2019
Notice of Annual Meeting of Stockholders and Proxy Statement

Thursday, May 30, 2019
2:00 P.M., Eastern Time

WESCO INTERNATIONAL, INC. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219-1122

Notice of 2019 Annual Meeting of Stockholders

Date And Time:	Thursday, May 30, 2019 at 2:00 p.m., E.D.T.
Place:	Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, PA 15231
Record Date:	April 5, 2019

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2019 Annual Meeting of Stockholders. It will be held on May 30, 2019, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement:

1.	Elect eight Directors for a one-year term expiring in 2020.

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

4.	Transact any other business properly brought before the Annual Meeting.

Voting can be completed in one of four ways:

returning the proxy card by mail	refer to the phone number on your voting card	online at www.proxyvote.com	or attending the meeting to vote in person

We are sending a Notice of Internet Availability of Proxy Materials to you on or about April 15, 2019. Stockholders of record at the close of business on April 5, 2019 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

Table – Summary Compensation Table	38	Table – Nonqualified Deferred Compensation	43

Table – All Other Compensation	39	Table – Potential Payments Upon Termination: Engel	44

Table – Grants of Plan-Based Awards for 2018	40	Table – Potential Payments Upon Termination: Schulz	46

Table – Outstanding Equity Awards at Year-End	41	Table – Potential Payments Upon Termination: Lazzaris	47

Table – Equity Awards Vesting Schedule	42	Table – Potential Payments Upon Termination: Minicozzi	48

Table – Option Exercises and Stock Vested	43	Table – Potential Payments Upon Termination: Wolf	49

PAY RATIO	50

DIRECTOR COMPENSATION	51

Table – Director Compensation for 2018	52	Table – Director Outstanding Equity Awards at Year-End	52

ITEM 3 – RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	53

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	54

WESCO International, Inc. - 2019 Proxy Statement	| i

INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2019

The 2019 Proxy Statement and 2018 Annual Report of WESCO International, Inc. are available to review at: www.proxydocs.com/wcc.

We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rule that permits companies to furnish proxy materials to stockholders over the Internet. On or about April 15, 2019, we will begin mailing proxy materials. A Notice of Internet Availability of Proxy Materials (the “Notice”) contains instructions on how to vote online or by telephone, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on April 5, 2019, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	What matters are scheduled to be presented?

Proposal 1—Elect eight Director nominees for a one-year term expiring at the 2020 Annual Meeting of Stockholders.

Proposal 2—Approve, on an advisory basis, the compensation of the Company’s named executive officers.

Proposal 3—Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

3.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•

following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card in the postage-paid envelope provided; or

•	attending the Annual Meeting and voting your shares in person.

The deadline for voting by Internet or telephone is 11:59 p.m., E.D.T., on Wednesday, May 29, 2019.

4.	What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2019.

5.	How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy.

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QUESTIONS AND ANSWERS

6.	What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each Notice you receive and vote all of the proxy requests to ensure that all your shares are voted.

7.	May I attend and vote my shares in person at the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to attend and vote those shares in person at the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

Shares registered directly in your name with our transfer agent, Computershare, may be voted in person at the Annual Meeting.

Directions to the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, are available at www.wesco.com.

8.	Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

9.	May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports via paper copies in the mail.

If you are a “stockholder of record” you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of WESCO’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

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PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of April 5, 2019 may vote at our Annual Meeting. On the record date, 44,821,935 shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available at the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, and during ordinary business hours for 10 days prior to the Annual Meeting at the Company’s principal executive offices. Any stockholder of record may examine the list for any legally valid purpose.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. We have engaged Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 to assist us in the solicitation of proxies, and we expect to pay Innisfree M&A Incorporated approximately $20,500 for these services, plus reimbursement of their expenses. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of Directors, the approval, on an advisory basis, of the compensation of the Company’s named executive officers, but will have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting and are not counted as shares voting with respect to any other matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast. The Board has adopted a Director resignation policy in the event a Director receives less than 50% of the votes for his or her re-election in an uncontested election. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019, and the approval, on an advisory basis, of our executive compensation will require affirmative votes by a majority of the shares present, in person or by proxy, and entitled to vote and voting on the proposal at the Annual Meeting. Abstentions will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting.

WESCO International, Inc. - 2019 Proxy Statement	| 1

Election of Directors

ITEM 1 — PROPOSAL TO VOTE FOR ELECTION OF DIRECTORS

The following Director Nominees have been nominated for election to our Board (with a term expiring at the 2020 Annual Meeting of Stockholders): John J. Engel, Matthew J. Espe, Bobby J. Griffin, John K. Morgan, Steven A. Raymund, James L. Singleton, Easwaran Sundaram, and Lynn M. Utter.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

The Board is currently composed of nine directors as of the filing date of this proxy statement. The current Director Nominees are to be elected at the Annual Meeting for a one-year term expiring in 2020, subject to earlier retirement, resignation or removal.

The following is the complete list of individuals who comprise our Board of Directors and Board Committees.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance
Sandra Beach Lin(1)	61	2002
John J. Engel	57	2008
Matthew J. Espe	60	2016
Bobby J. Griffin	70	2014
John K. Morgan	64	2008
Steven A. Raymund	63	2006
James L. Singleton(2)	63	1998
Easwaran Sundaram	48	2018
Lynn M. Utter	56	2006
(1)	Retiring
(2)	Lead Director

Chair

Member

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Election of Directors

DIRECTORS

The following information describes certain information regarding our Directors as of April 5, 2019.

DIRECTOR COMPOSITION

DIRECTOR SKILLS, EXPERIENCE, AND BACKGROUND

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described herein, has recently re-evaluated these skills and qualifications to better align with the Company’s strategic vision, business and operations. The following is a description of some of these skills, experience and backgrounds:

WESCO International, Inc. - 2019 Proxy Statement	| 3

Election of Directors

The following is a summary of some of the skills, experience and backgrounds that our Directors bring to the Board:

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Election of Directors

NOMINEE DIRECTORS TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2020

JOHN J. ENGEL

John J. Engel was elected as Chairman at the 2011 Annual Meeting and has served as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. Mr. Engel also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel also serves as a director of United States Steel Corporation, is a member of the Business Roundtable and the Business Council, and is a member of the Board of Directors of the National Association of Manufacturers.

Qualifications: Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer and has extensive experience as a senior executive and operating leader in various global industries and a diverse range of businesses. He is experienced in strategic planning, risk oversight and managing complex operational and financial matters.

MATTHEW J. ESPE

Matthew J. Espe is an Operating Partner at Advent International, a position he has held since November 2017. From February 2017 to November 2017, he served as the Chief Executive Officer of Radial, Inc., a multinational e-commerce company headquartered in King of Prussia, Pennsylvania. Previously, Mr. Espe served as Chief Executive Officer and President of Armstrong World Industries, Inc., a global producer of flooring products and ceiling systems, a position he held from 2010 to March 2016. Previously, Mr. Espe served as Chairman and Chief Executive Officer of Ricoh Americas from 2008 to 2010 and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company, and he was with GE for more than 20 years, most recently as President and Chief Executive Officer of GE Lighting. Mr. Espe is also a member of the Board of Directors at Realogy Holdings Corp. and Foundation Building Materials, Inc.

Qualifications: Among Mr. Espe’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Espe has considerable experience as a Chief Executive Officer of a Fortune 500 company, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

BOBBY J. GRIFFIN

Bobby J. Griffin served as President, International Operations of Ryder System, Inc., a global provider of commercial transportation, logistics, and supply chain management solutions, from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Prior to Ryder System, Inc., Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder System, Inc. in 1986. He also serves as a director of Atlas Air Worldwide Holdings, Inc., Hanesbrands Inc. and United Rentals, Inc. and served as a director of Horizon Lines, Inc. from 2010 until 2012.

Qualifications: Among Mr. Griffin’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Griffin has served as a senior executive in multiple industries, has supply chain expertise, has extensive international business experience, and experience as a public company board member.

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Election of Directors

JOHN K. MORGAN

John K. Morgan served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company, from 2007 until his retirement in June 2015. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin off from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. He also serves as a director of LSI Industries Inc.

Qualifications: Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan has experience as a Chief Executive Officer with broad expertise in senior executive and operating leadership roles, including extensive experience in and knowledge of the industry in which the Company operates.

STEVEN A. RAYMUND

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in 2006, he served as its Chief Executive Officer, and from 1991 to June 2017, he served as its Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center; the Board of Trustees of All Children’s Hospital, Inc.; The Board of Trustees of the University of Oregon Foundation; and the Board of Directors for Gulf Coast Jewish Family and Community Services.

Qualifications: Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer of a Fortune 500 company in a global distribution business, has supply chain expertise, has broad experience as a public company board member in various industries, and is an audit committee financial expert.

JAMES L. SINGLETON

James L. Singleton is Chairman and Chief Executive Officer of Cürex Group Holdings, LLC, an institutional foreign exchange execution services and data analytics provider, and has held that position since May 2014. From 2010 to May 2014, he served as the Vice Chairman of Cürex Group Holdings, LLC. From 1994 to 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc.

Qualifications: Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton is a Chief Executive Officer and has extensive expertise in the capital markets, mergers and acquisitions, and knowledge of the Company, its industry, business and history.

EASWARAN SUNDARAM

Easwaran Sundaram has served as the Executive Vice President and Chief Digital & Technology Officer of JetBlue Airways Corporation since 2012 and, since January 2016, as Chairman of the Board & Oversight Officer for JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain and Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical – McKesson Corporation. Mr. Sundaram also serves as a director of SITA, a private global information technology company providing services to the air transport industry.

Qualifications: Among Mr. Sundaram’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors are his leadership experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications, cybersecurity and global supply chain management.

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Election of Directors

LYNN M. UTTER

Lynn M. Utter is the Chief Talent Officer of Atlas Holdings, a position she has held since July 2018. From April 2016 to June 2018, she served as Chief Executive Officer of First Source LLC, a packager and distributor of national branded, unbranded and private label confectionery products, nuts, snacks, specialty foods and natural products sold to retailers throughout the United States. She previously served as the President and Chief Operating Officer of Knoll Office, a designer and manufacturer of office furniture products, from February 2012 to April 2015. She served as President and Chief Operating Officer of Knoll North America from 2008 to February 2012. From 1997 to 2008, she served as Chief Strategy Officer and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1986 to 1996, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves as a director of Lincoln Financial Group and a director of private equity backed Merchant Metals. She also has served as a member of the Board of Overseers for the Henry Crown Fellowship at The Aspen Institute, The University of Texas, and the United Way.

Qualifications: Among Ms. Utter’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Utter has executive leadership experience in key operating roles, including her current role as Chief Executive Officer; has extensive experience as a senior executive in multiple industries and disciplines, including sales, manufacturing and distribution; has extensive experience in strategic planning as a Chief Strategy Officer and strategy consultant; and has been awarded recognition in the business community as a woman whose outstanding achievements serve as a model of excellence.

RETIRING

SANDRA BEACH LIN

Sandra Beach Lin served as Chief Executive Officer of Calisolar, Inc., a solar silicon company, a position she held during 2010 and 2011, until her retirement at the end of 2011. She served as Executive Vice President, then as Corporate Executive Vice President, of Celanese Corporation, a global hybrid chemical company from 2007 until 2010. Previously, she served as Group Vice President of Avery Dennison Corporation and President of Alcoa Closure Systems International, Inc. Ms. Beach Lin serves as a Director of American Electric Power, PolyOne Corporation and Interface Biologics. Ms. Beach Lin is also a member of the National Association of Corporate Directors Nominating and Governance Committee Chair Advisory Council.

Qualifications: Among Ms. Beach Lin’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Beach Lin has extensive experience as a senior executive in operational roles, including serving as a Chief Executive Officer; has extensive experience managing global businesses in multiple industries; is experienced in corporate governance matters and serves as a director of other public company boards; and has extensive experience with LEAN/Six Sigma.

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Executive Officers

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 5, 2019, are set forth below.

Name	Age	Position
John J. Engel	57	Chairman, President and Chief Executive Officer
Diane E. Lazzaris	52	Senior Vice President and General Counsel
Robert Minicozzi	57	Vice President and Chief Information Officer
David S. Schulz	53	Senior Vice President and Chief Financial Officer
Christine A. Wolf	58	Senior Vice President and Chief Human Resources Officer

John J. Engel was elected as Chairman at the 2011 Annual Meeting and has served as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc., Executive Vice President and Senior Vice President of Perkin Elmer, Inc., Vice President and General Manager of Allied Signal, Inc., and also held various engineering, manufacturing and general management positions at General Electric Company.

Diane E. Lazzaris has served as our Senior Vice President and General Counsel since January 2014, and from 2010 to December 2013 she served as our Vice President, Legal Affairs. From 2008 to 2010, Ms. Lazzaris served as Senior Vice President – Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to 2008, she held various corporate counsel positions at Alcoa Inc., including Group Counsel to a group of global businesses.

Robert Minicozzi has served as our Vice President and Chief Information Officer since January 2016. From 2012 to December 2015, Mr. Minicozzi served as Vice President and Global Divisional Chief Information Officer of Arrow Electronics, Inc. and previously held various information systems leadership positions with Arrow Electronics, Inc.

David S. Schulz has served as our Senior Vice President and Chief Financial Officer since October 2016. From April 2016 to October 2016, Mr. Schulz served as Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc. and from November 2013 to March 2016, he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. and as Vice President, Finance of the Armstrong Building Products division from 2011 to November 2013. Prior to joining Armstrong World Industries in 2011, he held various financial leadership roles with Procter & Gamble and The J.M. Smucker Company. Mr. Schulz began his career as an officer in the United States Marine Corps.

Christine A. Wolf has served as our Senior Vice President and Chief Human Resources Officer since June 2018. From 2011 to June 2018, Ms. Wolf served as the Chief Human Resources Officer of Orbital ATK, Inc. until its acquisition by Northrop Grumman. From 2008 to 2011, she served as the Chief Human Resources Officer of Fannie Mae and from 2004 to 2008 she served as Chief Human Resources Officer of E*Trade Financial Corporation. Prior to that, she held various positions in human resources with companies in a variety of industries.

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Corporate Governance

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct and a Global Anti-Corruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Principles for Senior Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Global Anti-Corruption Policy, Senior Financial Executive Code, Independence Policy, and related documents on our website at www.wesco.investorroom.com/overview.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the enhanced independence requirements for audit and compensation committee members. In addition, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2019, the independence of each Director was reviewed, applying our independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm. Based on this review, our Board affirmatively determined that the following Directors are independent: Ms. Beach Lin, Mr. Espe, Mr. Griffin, Mr. Morgan, Mr. Raymund, Mr. Singleton, Mr. Sundaram, and Ms. Utter.

Director Qualifications and Diversity

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board are identified on pages 3 to 7.

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, relevant experience, and ability and willingness to commit sufficient time to Board activities. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences. The Nominating and Governance Committee considers candidates diverse in gender, ethnic background, geographic origin, age and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s diversity of background, experience and thought. The Board values inclusion and diversity, and as of April 5, 2019, 44% of our Directors were diverse in terms of gender or ethnicity. Diversity is also an emphasis of our Board recruiting efforts.

The Nominating and Governance Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable. The Nominating and Governance Committee uses a skills matrix to assess the overall composition of the Board, including such characteristics as CEO experience, financial expertise, capital markets expertise, sales or marketing expertise, supply chain or

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Corporate Governance

industry experience, mergers and acquisitions experience, international experience, technology expertise, and operational or strategy experience, among others. These processes are designed to ensure a high-functioning and well-composed Board of independent and capable Directors with relevant experience.

The Nominating and Governance Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a good overall Board composition. The Nominating and Governance Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Board Refreshment, Tenure and Diversity

The Board is committed to ongoing Board refreshment. The Board considers a balanced Board in terms of overall average Director tenure, comprising newer Directors as well as those with a longer experience with the Company, to benefit the Company and its stockholders by providing fresh perspectives, experience and stability. During the past five years, three Directors have retired and the Board has recruited new Directors as part of its refreshment process, and thus 37.5% of our eight independent Directors have a tenure of five years or less. In addition, we have one Director retiring as of the 2019 annual stockholders’ meeting, which will reduce our average Board tenure. We successfully recruited and added a new independent Board member in 2018. In order to develop a balanced Board, we have a robust Director recruitment process that includes utilizing the assistance of a nationally recognized recruiting firm to identify and recruit potential candidates for our Board of Directors, based on attributes outlined on a skills matrix that was developed by the Nominating and Governance Committee. For each recruiting engagement, the Nominating and Governance Committee, working with the independent recruiting firm and including input from the Board, develops specifications for each Director position, which are used to identify and recruit Director candidates. We emphasize diversity as part of our recruiting efforts and require diverse slates of candidates for each position. We believe that our use of an independent recruiting firm expands the pool of candidates and further improves our diversity efforts.

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Corporate Governance

Board, Committee and Director Evaluations

The Board has established a robust self-evaluation process for the Board, its Committees and individual Directors. Each year, our Board and Committees conduct evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and Committee charters, and to identify opportunities to improve Board and Committee performance. As part of that process, we also conduct individual Director evaluations, including peer assessments.

2018 Board, Committee and Director Evaluations – A Multi-Step Process

Under the leadership of the Lead Director, the Nominating and Governance Committee oversees our annual evaluation process focused on three components: (1) the Board, (2) Board Committees and (3) individual Directors. In 2018, as part of its continuous improvement efforts, the Board enhanced its evaluation process by engaging an independent third party who is experienced in corporate governance matters. He interviewed each Director to obtain his or her assessment of the effectiveness of the Board and its Committees, including identifying any opportunities the Board can focus on to enhance effectiveness. In addition, the Board conducted a peer review process in which the third party seeks input regarding the performance of each individual Director, which the Lead Director provides to each Director in an individual session.

Topics considered during the Board and Committee Evaluations Include:

Director Performance

•	Individual Director performance
•	Lead Director (in the role)
•	Each Committee Chair (in that role)

Board and Committee Operations

•	Board and Committee membership, including Director skills, background, expertise and diversity
•	Committee structure, including whether the Committee structure enhances Board and Committee performance
•	Access to management
•	Conduct of meetings, including time allocated for, and encouragement of, candid dialogue

Board Performance

•	Key areas of focus for the Board
•	Capital allocation
•	Strategy oversight
•	Consideration of stockholder value
•	Consideration of reputation

Committee Performance

•	Performance of Committee duties under Committee charters
•	Consideration of reputation
•	Effectiveness of outside advisors
•	Identification of relevant and timely topics for attention and discussion

As a follow up to the evaluation process and part of its continuous improvement efforts, at each Board meeting the Board reviews action items developed as part of the evaluation process and the progress made on them. As a result of the evaluation process, enhancements were made to the Board meetings, agendas and materials. Additional interactions with various members of management took place on a variety of topics, including strategic initiatives, and Board members attended industry and investor meetings, visited field locations, and engaged in Director education conferences on relevant topics.

Director Continuing Education

As part of our efforts designed to ensure a continuing high performance Board, Directors participate in continuing education on current topics and developments. We bring outside experts into the Board room to review current topics and developments in their areas of expertise, and Directors regularly attend outside education sessions on relevant topics. Education topics include corporate governance, compensation, financial matters, economic developments, emerging technology and trends, risk management, cybersecurity, diversity and inclusion, ESG matters and others.

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Corporate Governance

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Lead Director Responsibility

During 2018, the non-management members of our Board met in executive session at each regularly scheduled Board of Directors’ meeting. Our Directors generally hold executive sessions at both the beginning and end of each Board meeting. As Lead Director, Mr. Singleton presided over these executive sessions. In addition, Mr. Singleton has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

Board Leadership Structure

Since 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that the structure is best for the Company at this time because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director. Mr. Singleton serves as the Board’s independent Lead Director and presides over executive sessions of the Board. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and comprised solely of independent Directors in accordance with independence standards of the NYSE, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. The responsibilities of the Lead Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in Executive Session;

•	Has the authority to call meetings of the independent Directors;

•	Leads the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;

•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;

•	Consults with the Chair of Nominating and Governance Committee and the Chairman regarding recommended appointment of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

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Corporate Governance

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at www.wesco.investorroom.com under the caption “Contact Our Board.”

Our Director of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our 2018 Annual Meeting of Stockholders.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•

A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•

Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Resignation Policy

The Board has adopted a resignation policy under which any Director who does not receive a majority of votes for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

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Corporate Governance

Stockholder Engagement

We seek to engage with current and prospective investors throughout the year in order to review our business model and strategic initiatives, and so that management and the Board can better understand stockholder perspectives on governance, strategy, financial performance, executive compensation and other topics that are important to them. We also utilize these discussions to assess emerging issues that may help shape our practices and enhance our corporate disclosures. We strive for a collaborative approach with our stockholders and value the variety of perspectives that we hear in our discussions with them. As described on page 23, we also engaged in stockholder outreach related specifically to our say on pay during 2018.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks, including cybersecurity risks relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. The Audit Committee of the Board discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis. The Compensation Committee of the Board reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking. As part of these processes, the Board and the Committees also review various relevant environmental, social and governance (ESG) matters.

Sustainability

We are committed to maintaining an ethical, safe, and environmentally sustainable culture. These principles govern the way we do business. They help us maintain a culture that respects the safety and well-being of every employee and visitor at our locations. They inspire us to promote energy efficiency and waste reduction for ourselves and our customers. We help our customers make progress in lighting efficiency, energy management, renewable energy, water and waste mitigation, and green procurement. We continue to invest in new and emerging technologies and expand our capabilities in order to meet growing demands in these areas:

•	Energy efficiency: We provide some of the most efficient products on the market, including LED lighting and energy-efficient power systems.

•	Energy management: We offer a suite of smart building solutions that help manage a facility’s environmental impact, including advanced building automation equipment and HVAC controls.

•	Renewable energy: We provide turnkey renewable energy solutions ranging from large-scale photovoltaic projects to customized solar, wind, and energy solutions.

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Corporate Governance

•	Sustainable MRO: We help businesses meet green procurement goals by offering a broad range of sustainable tools, safety equipment, and miscellaneous consumables.

We are also committed to improving sustainability within our own operations. For a number of years, we have reduced our environmental footprint through programs that help us improve energy conservation, waste reduction, and fleet efficiency. We publish a comprehensive Sustainability Report every other year. Our most recent report may be accessed on our website, www.wesco.com, under Responsibility, Sustainability.

Stockholder Proposals for 2020 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2020 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 17, 2019. For any other business to be properly brought before the 2020 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s Amended and Restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2019 Annual Meeting, or between January 31, 2020 and March 1, 2020. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2020 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

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Board and Committee Meetings

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.investorroom.com/committee-composition.

The full Board held four meetings in 2018. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2018 and the total number of meetings held by all Committees of the Board on which he or she served.

Executive Committee

During 2018, the Executive Committee consisted of Ms. Beach Lin and Messrs. Engel, Morgan, Raymund and Singleton, with Mr. Singleton serving as Chairman of the Executive Committee. With the exception of Mr. Engel, all Executive Committee members have been determined by our Board to be independent Directors according to the independence standards of the NYSE. The Executive Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. The Executive Committee did not meet in 2018.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the NYSE. During 2018, the Nominating and Governance Committee consisted of Messes. Beach Lin and Utter, Messrs. Espe, Griffin and Singleton, with Ms. Beach Lin serving as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our Nominating and Governance Committee held four meetings in 2018.

Audit Committee

The members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE. From January 2018 through August 15, 2018, the Audit Committee consisted of Messrs. Raymund, Espe, and Ms. Utter, with Mr. Raymund serving as Chair of the Audit Committee. From August 15, 2018 through December 31, 2018, the Audit Committee consisted of Messrs. Raymund, Espe and Sundaram and Ms. Utter, with Mr. Raymund serving as Chair of the Audit Committee. Our Board has determined that Messrs. Espe, and Raymund and Ms. Utter are Audit Committee Financial Experts, as defined under applicable SEC regulations. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held nine meetings in 2018.

Compensation Committee

The members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During 2018, the Compensation Committee consisted of Ms. Beach Lin and Messrs. Griffin, Morgan and Singleton, with Mr. Morgan serving as Chairman. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held five meetings in 2018.

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Security Ownership

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 5, 2019, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 5, 2019, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. Unless indicated otherwise below, the address of each beneficial owner is c/o WESCO International, Inc., 225 West Station Square, Suite 700, Pittsburgh, PA 15219.

Name	Shares Beneficially Owned(1)		Percent Owned Beneficially(2)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,196,669	(3)	9.4%
Blue Harbour Group, L.P. 646 Steamboat Road Greenwhich, CT 06830	3,990,495	(4)	8.9%
EdgePoint Investment Group, Inc. 150 Bloor Street West Suite 500 Toronto, Ontario M5S 2X9	3,958,780	(5)	8.8%
Dimensional Fund Advisors, L.P. Building One 6300 BeeCave Road Austin, TX 78746	3,902,924	(6)	8.7%
Boston Partners One Beacon Street 30th Floor Boston, MA 02108	3,901,379	(7)	8.7%
John J. Engel	896,309	(8)	2.0%
Sandra Beach Lin	39,386	(8)	*
Matthew J. Espe	3,714	(8)	*
Bobby J. Griffin	12,451	(8)	*
John K. Morgan	41,487	(8)	*
Steven A. Raymund(9)	36,293	(8)	*
James L. Singleton(10)	38,928	(8)	*
Easwaran Sundaram	548	(8)	*
Lynn M. Utter	38,562	(8)	*
Diane E. Lazzaris	105,412	(8)	*
Robert Minicozzi	31,484	(8)	*
David S. Schulz	47,301	(8)	*
Christine A. Wolf	3,564	(8)	*
All 13 executive officers and Directors as a group	1,295,439	(8)	2.8%

*	Indicates ownership of less than 1% of the Common Stock.

(1)

The beneficial ownership of Directors set forth in the foregoing table includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, and restricted stock units subject to an election to defer even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Ms. Beach Lin, 12,487; Mr. Espe, 2,679; Mr. Griffin, 10,402; Mr. Morgan, 10,861; Mr. Raymund, 15,479; Mr. Singleton, 12,630; Mr. Sundaram, 548; and Ms. Utter, 19,669.

(2)	Based on the number of shares outstanding on the record date.

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Security Ownership

(3)

This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the Securities and Exchange Commission on February 11, 2019. Vanguard is the beneficial owner of 4,196,669 shares and has sole power to vote 23,407 shares, shared voting power over 5,302 shares, sole dispositive power over 4,173,528 shares and shared dispositive power over 23,141 shares.

(4)

This information is based solely upon a Schedule 13D/A filed by Blue Harbour Group, LP (“Blue Harbour”) with the Securities and Exchange Commission on March 27, 2019. Blue Harbour beneficially owns 3,990,495 shares, has sole power to vote and dispose of 3,990,495 shares.

(5)

This information is based solely upon a Schedule 13G/A filed by EdgePoint Investment Group Inc. (the successor corporation to EdgePoint Investment Management Inc. “EdgePoint”) and EdgePoint Global Portfolio (“EGP”) with the Securities and Exchange Commission on February 13, 2019. EdgePoint beneficially owns 3,958,780 shares, has shared power to vote and shared power to dispose of 3,958,780 shares.

(6)

This information is based solely upon a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 8, 2019. Dimensional is the beneficial owner of 3,902,924 shares and has sole power to vote 3,810,817 shares, and sole dispositive power over 3,902,924 shares.

(7)

This information is based solely upon a Schedule 13G/A filed by Boston Partners with the Securities and Exchange Commission on February 12, 2019. Boston Partners beneficially owns 3,901,379 shares, has sole power to vote 2,958,140 shares, has shared power to vote 12,428 shares and sole power to dispose of 3,901,379 shares.

(8)

Includes the following shares of Common Stock not currently owned, but subject to SARs which were outstanding on April 5, 2019 and may be exercised or settled within 60 days thereafter: Mr. Engel, 767,391; Ms. Beach Lin, 8,708; Mr. Espe 0; Mr. Griffin, 0; Mr. Morgan, 10,742; Mr. Raymund, 4,642; Mr. Singleton, 4,642; Mr. Sundaram, 0; Ms. Utter, 7,742; Ms. Lazzaris, 91,548; Mr. Minicozzi 19,795; Mr. Schulz 38,301; Ms. Wolf, 0; and all Directors and executive officers as a group, 953,421. Ms. Beach Lin’s beneficial ownership also includes 2,879 RSUs that may be exercised within 60 days after April 5, 2019.

(9)	Includes 16,172 shares of Common Stock beneficially owned indirectly through a trust which is controlled by Mr. Raymund.

(10)	Includes 5,000 shares of Common Stock beneficially owned indirectly through a trust. Mr. Singleton exercises shared voting and investment power over such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2018, all such filings were made within the required time periods, based on the Company’s review of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations received from such persons.

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Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Nominating and Governance Committee and Board review relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement. For the year ended December 31, 2018, there were no related party transactions to report.

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Item 2 – Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers

ITEM 2 — APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As approved by our stockholders at the annual meeting of stockholders in 2017 regarding the frequency of the advisory vote, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however, the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2019 Proxy Statement.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2018 year that are applicable to our Named Executive Officers (“NEOs”):

John J. Engel

    Chairman, President and Chief Executive Officer

Diane E. Lazzaris

    Senior Vice President and General Counsel

Robert Minicozzi

    Vice President and Chief Information Officer

David S. Schulz

    Senior Vice President and Chief Financial Officer

Christine A. Wolf

    Senior Vice President and Chief Human Resources Officer

EXECUTIVE SUMMARY

Key elements of our executive compensation program include the following:

ELEMENT	DESCRIPTION

Stockholder Outreach	In 2018, we conducted an extensive stockholder outreach program, including all of the holders we identified as possibly voting against our say on pay.

Straightforward Program	Our program is straightforward and comprises three elements: (1) Base Salary; (2) Short-Term Incentive Program (STIP); and (3) Long-Term Incentive Program (LTIP).

Pay for Performance	Our performance metrics are linked to our strategy and demonstrate our pay for performance philosophy that aligns compensation with performance.

Balanced Mix of Incentives	We have a balanced mix of short- and long-term incentives, using a blend of performance metrics.

Challenging Incentive Award Goals	We set challenging short- and long-term incentive award goals.

Reasonable Compensation Levels	Total compensation is targeted at the median of our peer group, and the levels of compensation are reasonable.

Limited Perquisites	We have limited use of perquisites.

No Tax Gross-Ups on Executive-Only Perquisites	We do not provide tax gross-ups on executive-only perquisites.

Independent Committee and Consultant	Our Compensation Committee is 100% independent and utilizes an independent compensation consultant.

Stock Ownership Guidelines	We have robust stock ownership guidelines for our NEOs.

No Hedging or Pledging	NEOs are prohibited from hedging or pledging our stock.

Clawback Policy	We have a clawback policy that applies to financial restatement and also events of misconduct.

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Compensation Discussion and Analysis

Pay for Performance

Our compensation program uses the following performance metrics:

Performance Metrics	Why It’s Included	How It’s Used

Short-Term Incentive Program	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	Encompasses sales growth
(including organic sales growth),
operating margin performance
(including gross margin and cost
management) and profitability, all
of which are central to the
Company’s strategy and the
creation of long-term stockholder
	value.	These metrics are used in the STIP, based on the Board- approved annual operating plan. The Board approves the plan each December, and these metrics are used for the following fiscal year’s incentive plan.
Free Cash Flow	Relates directly to the
Company’s operating
performance, including the
effective management of working
capital, which is especially
relevant for a distributor. Strong
free cash flow is a hallmark of our
business and important to our
investors.

Long-Term Incentive Program	Net Income Growth and EPS Growth	Linked to strategy to drive profitable revenue and earnings growth; encompasses sales growth, margin improvement and cost control.	These metrics are over a three-
year horizon, and represent an
appropriate mix of a growth
metric and a return metric, both
of which are relevant to our
business and strategy. We
believe that the combination of
earnings growth and effective
asset management drives value
for a distribution business.
Return on Net Assets (RONA)	Important operating metric for a
distributor like us, since it
focuses on improving profitability
and the efficient use of operating
assets (working capital, property,
buildings and equipment) to
create value for our stockholders.

2018 Performance Highlights

2018 marked improved financial performance for WESCO. It was a year of strong profitable growth and increased cash generation:

•	Sales growth - strengthened the business and achieved record sales of $8.2B, an increase of 6.5% compared to 2017, with all end markets and geographies growing.

•	Operating profit - delivered double-digit growth in operating profit, up 10.5%.

•	Profit growth - double-digit growth in net income and earnings per share, even without counting the benefits of tax reform.

•

Free cash flow - free cash flow which exceeded net income. After paying down debt and accelerating the pace of our share repurchases, we ended the year with financial leverage at the lowest level since early 2015. Strong free cash flow generation is a hallmark of our business, and over the last five years, we have generated approximately $1.2B in free cash flow, which is more than 105% of net income. We used our free cash flow to continue to make organic investments in the business, return $125 million to stockholders via share repurchases, and repay $130 million of debt.

•

Leadership talent - strengthened our talent base, including adding a new Chief Human Resources Officer and Group Vice President and General Manager, U.S. Business, to our senior management team, and adding a new member to our WESCO Board of Directors.

•

Stock price - While our stock price was down at year end compared to the prior year, it has increased since then. Our stock price has experienced fluctuations over time, partly driven by macroeconomic factors, as follows: 2016 total stockholder return (TSR) of 52.4%; 2017 TSR of 2.4%; 2018 TSR of (29.6%); and 2019 year-to-date TSR through April 5 of 14.9%.

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Compensation Discussion and Analysis

SAY ON PAY – STOCKHOLDER ENGAGEMENT AND BOARD RESPONSIVENESS

In addition to regular stockholder engagement on business strategy and performance as described on page 14, in response to our 2018 say on pay vote, in which approximately 75% of the stockholder votes cast approved our executive compensation program, we conducted an extensive stockholder outreach and engagement program. We contacted stockholders representing estimated voting authority of over 35% of our shares, including all of the holders we identified as possibly voting against our say on pay. We engaged with all of those who responded and provided their feedback, and we made numerous outreach efforts to holders who had not responded as we attempted to gain their input. The engagement and review process included numerous meetings and conference calls, including involvement of the Compensation Committee (the “Committee”) and management, with feedback provided to and discussions involving our Committee and entire
Board over multiple meetings. Our Committee and Board carefully considered investor feedback and was responsive to our stockholders. As part of our annual executive compensation review process, we made the following changes to our compensation structure and proxy disclosures.

What We Heard:		What We Did:

LTIP Mix – Stockholders favored a higher weighting of Performance Shares in our Long-Term Incentive Program.	è	Increased the weighting of Performance Shares to 50% (changed from 30%) starting in 2019. See pages 31 and 33.

STIP Program – Some stockholders favored a higher weighting on objective quantitative measures versus subjective assessment.	è	Starting in 2019, the STIP target will be 100% based on quantitative measures (changed from 75% quantitative, 25% subjective). See page 30.

Performance Metrics – Some stockholders noted that they don’t have a mandate about what metrics to use; they rely on the board to determine which are most relevant to the company and its strategy. A few had particular metrics they favored, but there was not consensus among stockholders on the use of a particular metric. Some stockholders expressed a preference for metrics relating to operational matters over which management has control rather than metrics (e.g., stock price) that investors believed to be more influenced by macro factors outside of management’s control.

	è	Enhanced the disclosure of the Board’s pay for performance rationale for choosing the metrics and their link to the company’s strategy. Focus on financial operating metrics that encompass key value drivers of sales growth, margin improvement, and capital allocation. See pages 22, 29, 30, 31, and 33.

Compensation Setting Process – Investors were interested in additional details about the Committee’s compensation-setting process and the rationale for decisions made.	è

Provided additional insight into:

•   Setting of performance targets and rationale – See pages 25 and 28 through 33.

•   Peer group selection and rationale – See page 27.

•   The Committee’s use of an independent compensation consultant – See page 26.

Positive Feedback – There were many aspects of our compensation program that received positive feedback.	è

We kept the aspects of the program that stockholders liked:

•   Straightforward, balanced program

•   Reasonable levels of compensation targeted at median

•   100% independent Compensation Committee

•   Robust stock ownership guidelines

•   No hedging or pledging of stock

•   Clawback policy

Though not specific to say on pay topics, investors gave additional feedback during this engagement process:

Governance Topics – Investors expressed positive feedback on the diversity of the Board, the Board refreshment process, enhancements to the Board and Director evaluation process, and efforts to keep current on relevant developments and topics.

è

We enhanced the disclosures regarding:

•   Board Diversity – See pages 9 and 10.

•   Board Refreshment – See page 10.

•   Rigorous Board, Committee, and Director evaluation process – See page 11.

•   Director Continuing Education – See page 11.

WESCO International, Inc. - 2019 Proxy Statement	| 23

Compensation Discussion and Analysis

Compensation Philosophy, Approach and Pay Elements

We have a straightforward and transparent compensation program that is linked to our strategy and the drivers of long-term stockholder value. It is based on our pay for performance methodology and we use operating performance metrics that are important to our business. To be successful, we need to attract and retain executives and employees who are talented and motivated to grow long-term stockholder value.

There are three central elements to our executive total compensation:

(1)	base salary – cash-based;
(2)	short-term incentives – cash-based, and based on the annual operating plan approved by the Board; and
(3)

long-term incentives – stock-based, and based on three-year performance periods, linked to growth and return metrics and whose value depends on the increase in the company’s stock price over the long term, thus further aligning the executive’s interests with stockholders’ interests.

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is essential to promote our high performance culture and contribute to our success. Our compensation philosophy begins with the recognition that our success depends on the talent of our people. To encourage high level performance of our leaders we have constructed a compensation plan that rewards the behavior of our executives in pursuit of the following three broad goals.

The first of our philosophical tenets is to attract and retain an excellent management team, because a high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term enables our business to grow profitably. Also important is the consistency of leadership in support of our corporate mission and sustaining our high performance culture.

The second philosophical goal of our compensation planning is to enable WESCO to recruit strong leaders as we grow our business and expand our product and service offerings. We were able to recruit our NEOs because of our culture and compensation packages that aligned their performance with our strategy of creating value. Our approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.

Finally, the third goal of our compensation plan is to reward our executives fairly and provide proper and balanced incentives for long-term value creation. Essentially, we want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when performance measures are not met, they may receive little or no bonus. In terms of long-term incentives, we believe that the opportunity to participate in the growth in value of our share price links pay to performance. We provide equity incentives to align management’s interests with those of stockholders, and we maintain robust stock ownership guidelines to instill that mindset.

Based on our objectives, we believe it is appropriate that we target our three compensation elements at the median of the peer group. The Company’s target total cash compensation and long-term incentives for the NEOs have been generally at or below the median of the peer group.

We assess the effectiveness of our compensation programs regularly and use the services of an internationally recognized independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), which provides us with research information and data. Meridian serves as a resource to our Committee, providing information on new developments, best practices and trends in compensation. However, the Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to plan design and compensation. All of our Committee members are independent, as defined by applicable regulations.

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Compensation Discussion and Analysis

WESCO International, Inc. - 2019 Proxy Statement	| 25

Compensation Discussion and Analysis

COMPENSATION SETTING PROCESS

Our Board has delegated to the Committee, composed entirely of individuals who are independent Directors under the independence standards of the NYSE and SEC, (including the enhanced independence requirements for compensation committee members), the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee may also delegate certain matters to a subcommittee in its discretion. The performance of the management team is reviewed relative to performance measures, and compensation levels for our NEOs are reviewed and approved on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Consider the Company’s financial performance;

•	Review external market data;

•	Consider stockholder feedback on say on pay and compensation topics;

•	Confirm the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assess overall Company performance in relation to our objectives, competition and industry circumstances;

•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Evaluate and determine annual and long-term incentive award opportunities for each NEO;

•	Make awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company;

•	Review the metrics and goals of the annual incentive plan as well as the performance share plan; and

•

Apply consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors, non-financial performance criteria, and strategic, operational, and organizational development objectives.

As previously noted, the Committee also engages an independent compensation consultant to assist in reviewing the Company’s compensation practices, to provide market comparison information, and to make recommendations.

USE OF COMPENSATION CONSULTANTS

To assist in the compensation setting process, the Committee engages Meridian, an independent, internationally recognized executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. Meridian is engaged by, and reports directly to, the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee, as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, assist in selecting the appropriate peer group, prepare a market analysis of target total compensation for the NEOs based on comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives. In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. Our Committee meets in person or telephonically at least five times each year, and our Committee’s Chairman meets with management and our independent compensation consultant more regularly throughout the course of the year. The working relationship between the Committee and management is constructive and independent. Our Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

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Compensation Discussion and Analysis

COMPENSATION PEER GROUP

For our compensation philosophy and approach to work properly, the Committee must assess the effectiveness of our compensation programs regularly, using a variety of external and internal resources. The Committee reviews analyses of compensation paid by companies in our peer group through the use of marketplace compensation profiles prepared by Meridian, the Committee’s independent compensation consultant. The compensation peer group that we used in 2018 was constructed using the following selection of criteria: business similarities and relevant industries, including distribution, logistics, transportation, companies with diffuse operations and/or general industry; and revenue size. Median revenue size of the compensation peer group was $7.5 billion, which is considered appropriate based on WESCO’s revenue size ($8.2 billion in 2018). In conjunction with Meridian, the Committee reviews the composition of our peer group annually.

The peer group generally comprises comparably-sized, industrial firms, distribution companies and businesses with dispersed locales for which logistics are important, companies in industries in which asset management, in addition to operating margin, is a relevant measure of company performance, and other companies which are potential competitors for executive talent of interest to WESCO. We choose a large number of similarly sized companies because we believe that those companies are representative of the talent pool that we compete with to recruit and retain talent. This approach has proven successful, as the last NEOs that we hired came from large corporations that were not direct competitors of ours and not in the distribution industry. We also believe that a large pool of comparable companies is better than choosing a smaller group to ensure a proper sample size for comparison purposes. When we engage professional search firms to assist us in identifying senior executive talent, they recruit from a set of corporations even larger than our peer group. It is not feasible or appropriate to construct a peer group of only distributor competitors, as many of our competitors are smaller and/or privately-held companies, in the case of local competitors, or larger non-U.S. based companies, in the case of global competitors.

The compensation peer group in 2018 was comprised of the following companies:

2018 COMPENSATION PEER GROUP
Advance Auto Parts, Inc.	CarMax, Inc.	HD Supply Holdings, Inc.	MRC Global Inc.	The Andersons, Inc.
AECOM	Dover Corporation	HNI Corporation	MSC Industrial Direct Co., Inc.	United Natural Foods, Inc.
Air Products and Chemicals, Inc.	EchoStar Corporation	Ingersoll-Rand plc	Plexus Corp.	United Rentals, Inc.
Arrow Electronics, Inc.	EMCOR Group, Inc.	Insight Enterprises, Inc.	Ryder System, Inc.	Vulcan Materials Company
Asbury Automotive Group, Inc.	Fluor Corporation	Jabil Circuit, Inc.	Sanmina Corporation	W.W. Grainger, Inc.
AutoNation, Inc.	Fortune Brands Home & Security, Inc.	Jacobs Engineering Group Inc.	SPX Corp.
AutoZone, Inc.	GMS Inc.	Lennox International Inc.	Steelcase, Inc.
Avis Budget Group, Inc.	Harsco Corporation	Masco Corporation	TE Connectivity Ltd.

The Committee reviews compensation practices among these companies to provide the Committee with relevant data in setting appropriate compensation levels for its NEOs. This market analysis, which is conducted by Meridian, makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statements or other public filings. To adjust for a variation in size among our Company and the companies in the peer group and to get comparable data for its analysis, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues.

WESCO International, Inc. - 2019 Proxy Statement	| 27

Compensation Discussion and Analysis

ELEMENTS OF COMPENSATION

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our peer group. From time to time, the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and market practices among the peer group generally based on the 50th percentile of base salaries for comparable positions.

NEO	Annual Base Salary[1]
Engel	$1,040,000
Schulz	$580,000
Lazzaris	$470,000
Minicozzi	$360,000
Wolf	$460,000

1 The annual base salary for our NEOs, prior to the adjustments on April 1, 2018, was $1,000,000 for Mr. Engel, $540,000 for Mr. Schulz, $460,000 for Ms. Lazzaris, and $340,000 for Mr. Minicozzi. Ms. Wolf joined the Company on June 18, 2018.

In determining adjustments to base salaries, the Committee considers prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, Company performance, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of performance measures linked to our strategy. Target short-term incentives are designed to provide compensation opportunities generally approximating the 50th percentile of the peer group and are reviewed on an annual basis.

Annually, the Company’s performance criteria and financial and operational targets are reviewed and approved by the Committee for the upcoming year. For purposes of the 2018 annual incentive programs, the performance measures for our NEOs consist of the achievement of a combination of the following metrics:

Performance Measure	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)
Earnings Before Interest Taxes Depreciation and Amortization	50%	< 85%	0%
		85% to 100%	25% up to 100%
		>100% to 115%	Between 100% and 200%
Free Cash Flow	25%	< 85%	0%
		85% to 100%	25% up to 100%
		>100% to 115%	Between 100% and 200%
Individual Performance	25%		0% to 200%
			(Target = 100%)
Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)	Amounts interpolated, as appropriate.

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Compensation Discussion and Analysis

For 2018, the performance goals (at threshold, target and maximum levels) and the actual achievement of each of the financial components is included in the chart below:

	Performance Goals			Actual Results
Performance Measure	Threshold	Target	Maximum
Earnings Before Interest Taxes Depreciation and Amortization	$357.2	$420.2	$483.2	$415.5(1)
Payment as % of Target	25%	100%	200%	94.3%
Free Cash Flow	$158.1	$186.0	$213.9	$260.5(2)
Payment as % of Target	25%	100%	200%	200%

(1)

As shown on page 24 of the Company’s Form 10-K filed on February 27, 2019, EBITDA is calculated as follows: Net income of $225.4 million + income taxes of $55.7 million + interest of $71.4 million + depreciation and amortization of $63.0 million = $415.5 million.

(2)

As shown on page 17 of the Company’s Form 10-K filed on February 27, 2019, Free Cash Flow is calculated as follows: Cash flow provided by operations of $296.7 – capital expenditures of $36.2 million = $260.5 million.

We believe that EBITDA is an appropriate performance measure because it relates directly to the Company’s sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability. We believe that Free Cash Flow is an appropriate performance measure because it relates directly to the company’s operating performance, including the management of working capital. We believe that the combination of earnings growth and effective asset management drives value for a distribution business.

Each December, the Board reviews the Company’s annual operating plan, including these measures. Targets for the coming year’s Short-Term Incentives are consistent with the Board-approved annual operating plan, based on achievement levels as set forth in the table above. The Committee sets challenging incentive award goals. The EBITDA target goal for 2018 represented a 9.1% increase over the 2017 actual results, and the Free Cash Flow target goal for 2018 represented a 45.3% increase over the 2017 actual results. The 2018 actual results shown in the preceding table for EBITDA represent a 8.5% increase over 2017, and the 2018 actual results for Free Cash Flow represent a 104% increase over 2017. Additionally, the annual operating plan forms the basis of expectations that are provided to stockholders, in the form of sales and profitability expectations, as well as Free Cash Flow generation. Thus, management’s Short-Term Incentive Plan is aligned with stockholder interests and expectations communicated to stockholders.

With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration. The Committee’s review of the Chief Executive Officer’s bonus is conducted with only independent Directors, with the assistance of the independent compensation consultant, present.

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Compensation Discussion and Analysis

Each NEO’s 2018 short-term incentive was calculated as follows based on the performance metrics and actual achievement levels described above:

NEO	2018 Salary	Target Incentive %	Target Incentive $	Component (1)	Component Weighting	Payout
Engel	$1,030,000	135%	$1,390,500	EBITDA Free Cash Flow PPO	50% 25% 25%	Below target EBITDA (94.3%) Maximum (200%) At target	$ $ $	655,621 695,250 347,859
						Total		$1,698,730
Schulz	$570,000	80%	$456,000	EBITDA Free Cash Flow PPO	50% 25% 25%	Below target EBITDA (94.3%) Maximum (200%) At target	$ $ $	215,004 228,000 113,996
						Total		$557,000
Lazzaris	$467,500	70%	$327,250	EBITDA Free Cash Flow PPO	50% 25% 25%	Below target EBITDA (94.3%) Maximum (200%) At target	$ $ $	154,298 163,625 82,077
						Total		$400,000
Minicozzi	$355,000	60%	$213,000	EBITDA Free Cash Flow PPO	50% 25% 25%	Below target EBITDA (94.3%) Maximum (200%) At target	$ $ $	100,430 106,500 53,070
						Total		$260,000
Wolf	$247,692	70%	$173,384	EBITDA Free Cash Flow PPO	50% 25% 25%	Below target EBITDA (94.3%) Maximum (200%) At target	$ $ $	81,751 86,692 43,557
						Total		$212,000

(1)

The PPOs are based on the Committee’s assessment of each NEO’s performance in specific areas: Engel – leadership for strategy execution, development of investment strategy, talent management, and Board leadership; Schulz – strengthening of capital structure, investor relations, risk and talent management, and lean continuous improvement; Lazzaris – legal services, contracts and lean process improvements, talent management, and risk management; Minicozzi – master data management, IT strategic initiatives, digital platforms and IT tool utilization; and Wolf – inclusion and diversity strategy, compensation programs, employee engagement, and organizational changes.

2019 Changes In Response to Stockholder Engagement Feedback

As part of its annual compensation review process, the Committee gave careful consideration to investor feedback during 2018, and the Committee made changes to the STIP plan for 2019 to eliminate the 25% PPO component and to have 100% of the target STIP award be based on the achievement of the quantitative financial metrics.

Short-Term Incentives	Weighting 2018 and Prior	Weighting 2019
EBITDA	50%	75%
Free Cash Flow	25%	25%
PPOs	25%	-

EBITDA will have a 75% weighting and Free Cash Flow will have a 25% weighting. The Committee made this change based on feedback from stockholders who expressed a preference for quantitative financial metrics, especially those tied to operations. The EBITDA and Free Cash Flow metric targets are based on the Board approved annual operating plan. The Committee also engaged the independent compensation consultant, Meridian, to benchmark the use of modifiers in plans. Based on the benchmarking analysis provided by the independent consultant, the Committee decided to include a limited modifier in the plan (limited to -/+ 25%) based on results of strategic initiatives, although the Committee does not expect to use the modifier except in unusual circumstances. EBITDA and Free Cash Flow are the key components of the STIP plan and are linked to strategy because: (1) EBITDA encompasses sales growth, operating margin performance (including gross margin and cost management) and profitability; and (2) Free Cash Flow relates directly to the Company’s operating performance, including the management of working capital. Both of those measures are central to the success of our distribution business.

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Compensation Discussion and Analysis

Long-Term Incentives

The purpose of long-term incentives is to carefully align compensation with stockholder value creation, and thus long-term incentives comprise the centerpiece of executive compensation and a significant majority of our NEOs total compensation opportunity.

Structure of Long-Term Incentives

Based on feedback from investors as part of our 2018 say on pay outreach, we increased the weighting of performance shares for 2019 from 30% to 50% as follows:

Long-Term Incentives	Weighting 2018 and Prior	Weighting 2019
Performance Shares	30%	50%
Stock Appreciation Rights	50%	25%
Restricted Stock Units	20%	25%

Performance Shares

Our performance shares are designed to reward our NEOs for drivers of long-term value that are tied to our strategy and increased stockholder value over the long-term. We use three-year performance periods for each grant, and performance shares for the three-year period 2016-2018 were based on two equally weighted performance metrics: (1) Net Income Growth; and (2) Relative TSR compared to a peer group. The “Net Income Growth” rate is equal to the three-year average growth rate of the Company’s net income, excluding specific items that are not indicative of ongoing results, as reported in our Form 10-Ks. We believe that Net Income Growth is related directly to our strategy to drive profitable revenue and earnings growth and that enduring stock price performance reflects the effective execution of a long-term strategic plan. This performance metric encompasses sales growth, margin improvement and cost control, which are important operational aspects of our business and strategy.

Performance share awards vest in the form of a number of shares of the Company’s common stock. The number of performance shares actually earned, if any, depends on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a change in control (as defined in the Company’s Long-Term Incentive Plan), the performance shares vest at the target level.

Consistent with our pay-for performance philosophy, the threshold, target and maximum performance goals for the performance shares awarded in 2016 for the three-year performance period ended December 31, 2018 (the “2016 Performance Shares”) and the actual achievement and payout levels are as shown below:

	Performance Goals			Actual Results

Performance Measure	Threshold	Target	Maximum	Actual Payout
Net Income Growth Rate (3-year average growth rate)	0%	5%	10%	3.4%
Payment as % of Target	0.5 x	1.0 x	2.0 x	0.84 x
Relative TSR (percentile rank among peer group)	40th	50th	80th	29th
Payment as % of Target	0.5 x	1.0 x	2.0 x	0 x

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Compensation Discussion and Analysis

Based on the actual results and performance goals above, the shares earned by the NEOs are calculated as follows:

NEO	Target Award of 2016 Performance Shares(1)	Component	Component Weighting	Payout
Engel	31,810	Net Income Growth Relative TSR	50% 50%	Below target (0.84) Below threshold (0)	13,360 -
				Total	13,360
Lazzaris	4,596	Net Income Growth Relative TSR	50% 50%	Below target (0.84) Below threshold (0)	1,930 -
				Total	1,930
Minicozzi	1,592	Net Income Growth Relative TSR	50% 50%	Below target (0.84) Below threshold (0)	669 -
				Total	669

(1) Mr. Schulz and Ms. Wolf did not receive 2016 performance shares as they were hired in October 2016 and June 2018, respectively.

In accordance with the Company’s pay for performance philosophy, the realized pay was less than the fair value of the awards at time of grant. The Committee sets challenging incentive award goals. The Net Income Growth rate target of 5% over three years was set in early 2016, during a period in which a stronger U.S. dollar and reduced global demand resulted in commodity deflation, sharply reduced production and capital spending, and an industrial slowdown. These forces affected our customers, including those in commodity-based businesses, especially oil & gas and metals & mining. Our sales and earnings from 2014 to 2015 had declined as a result, and it was against this backdrop that the Committee set these challenging goals in early 2016. At that time, the expectations (consistent with what was communicated to investors) were that 2016 would be another down year, which proved to be the case, with 2016 sales and earnings down from 2015. Thus, the Committee set a challenging goal for positive Net Income Growth over the three-year performance period although the first year of that period was expected to be, and was, negative.

As detailed above, half of the performance shares granted in 2016 had no payout and were forfeited. The Committee’s certification of the Net Income Growth results was also conservative, as it excluded the effects of two discrete events in 2016 and 2017 that would have resulted in a higher Net Income Growth rate had they been included. As described on page 22 of our Form 10-K filed on February 27, 2019, we redeemed debt in 2016, and in 2017 we recorded a discrete provisional income tax expense associated with the Tax Cuts and Jobs Act of 2017. Had those items not been excluded from the Net Income Growth calculation, the result would have been over 16.1% instead of 3.4%. (See pages 15 and 22 of the Form 10-K filed on February 27, 2019, with the following net income amounts: $227.3 million in 2018; $163.5 million in 2017 (as adjusted $189.9 million); $101.6 million in 2016 (as adjusted, $184.3 million); and $210.7 in 2015.)

Stock Appreciation Rights

We use Stock Appreciation Rights (SARs) to both motivate and align management’s incentives with long-term stockholder value. We believe that management should have a substantial stake in the success of the Company and that enduring stock price growth reflects the effectiveness of management in executing a long-term strategic plan, not just the passage of time. Our SARs settle in Company common stock upon exercise, and they vest ratably over three years.

Restricted Stock Units

Fundamentally, Restricted Stock Units (RSUs) are meant to balance the need for long-term retention of key executive talent while nevertheless aligning realizable value with changes in stockholder wealth. Restricted stock is common in the marketplace and therefore is an important component of a competitive compensation opportunity. It is, however, intentionally only a modest portion of our NEOs’ total long-term incentive compensation. Our RSUs cliff vest after three years.

32 |	WESCO International, Inc. - 2019 Proxy Statement

Compensation Discussion and Analysis

The performance share, SAR and RSU grants to our NEOs in 2018 were as follows:

NEO	Performance Share Opportunity (reflects number of shares that could be earned at target)(1)	SAR Awards	RSU Awards	Grant Date	Grant Price		SARs Expiration Date	RSU Cliff - Vesting Date
Engel	21,974	125,001	14,650	2/13/2018	$62.80	(2)	2/13/2028	2021
Schulz	6,688	38,045	4,458	2/13/2018	$62.80	(2)	2/13/2028	2021
Lazzaris	3,106	17,664	2,069	2/13/2018	$62.80	(2)	2/13/2028	2021
Minicozzi	1,672	9,510	1,115	2/13/2018	$62.80	(2)	2/13/2028	2021
Wolf	—	8,402	2,502	6/22/2018	$59.95	(3)	6/22/2028	2021
	—	1,690	—	8/14/2018	$59.05	(4)	8/14/2028

(1)	Performance shares are subject to a three-year performance period.

(2)

Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the February 13, 2018 grant date in accordance with Committee action on February 13, 2018.

(3)

Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the June 22, 2018 grant date in accordance with Committee action on June 22, 2018. Ms. Wolf joined the Company in June 2018, and this grant represents a portion of an annual grant since she was employed for part of the year.

(4)

Represents the exercise price for the SARs granted, which was the closing price of our Company stock on the August 14, 2018 grant date in accordance with a stock purchase by Ms. Wolf. As explained further on pages 35, and 40, to encourage new executives to purchase stock in the open market with their own funds to meet their stock ownership guidelines and align their interests with stockholders, we will offer matching SARs grants on a limited basis for open market purchases made by the executive during the first 12 months of employment. Ms. Wolf purchased approximately $100,000 of stock (i.e. 1,690 shares) with her own funds and thus received this matching SARs grant. Since she purchased 1,690 shares, the matching grant was for 1,690 SARs with an exercise price equal to the closing stock price on the date of purchase.

Our philosophy is to grant equity-based long-term incentives having an economic value which generally approximates the 50th percentile of grants by companies in our peer group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy.

The Company’s target long-term incentives for the NEOs were generally at the 50th percentile of the peer group for 2018.

In 2018, we granted 509,046 SARs, 44,144 performance shares, and 122,062 RSUs in the aggregate to all award recipients. The awards were approximately equal to 1% of the weighted average outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Chief Executive Officer’s recommendations and Meridian’s analysis are considered in making grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant. In 2018, we granted performance shares, SAR and RSU awards to approximately 165 employees.

2019 Changes In Response to Stockholder Engagement Feedback

Increased Weighting on Performance Shares in LTIP Mix – Based on investor feedback in 2018, the Committee made a significant increase in the weighting of performance shares in the overall mix of LTIP awards. Previously, performance shares had a 30% weighting. Starting with the 2019 grant, performance shares have a 50% weighting.

Other Changes – Each year the Committee reviews the performance targets and metrics for the upcoming grant, and as disclosed in the 2018 proxy, starting in 2018 the Committee introduced a return metric in addition to a profitability metric for the performance shares. There were several reasons for this change: (1) feedback from some investors was that they did not favor TSR metrics and preferred operational metrics because TSR was subject to various macro factors; and (2) the Committee believes that the combination of a profitability metric (i.e. Net Income Growth or EPS Growth) and a return metric drive value creation for a distributor like WESCO. For this reason, starting in 2018 we introduced Return on Net Assets (RONA) as a metric. The Committee believes that RONA is an appropriate measure of performance for our business as it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders. The Committee gives careful consideration to which metrics are most appropriate and best suited to the Company’s business and strategy. For WESCO, the Committee believes that the foregoing financial operational metrics are preferable to relative metrics for the following reasons: (1) most of WESCO’s direct competitors are privately-held businesses or not standalone businesses, and thus performance data is not available; (2) very few competitors are of comparable size (i.e., either much smaller or parts of larger entities) and scope; and (3) there is no applicable industry index, as WESCO has purposefully diversified into various industries as a business strategy, and industry indices comprise mostly manufacturing firms, which are not comparable to WESCO, as a distributor.

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Compensation Discussion and Analysis

No Hedging or Pledging

Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2018, the Company matched employee contributions at a rate of $0.50 per $1.00 of contributions up to 6% of eligible compensation. The Company made a discretionary payment in 2018 for the plan year ended in December 2017, which was capped at $2,000 per person.

We also maintain an unfunded nonqualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until at least six months after the key employee’s separation from employment. See the “Nonqualified Deferred Compensation” table on page 43 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan. Our Company does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’ percentage share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to ensure that benefit levels approximate the median value provided to employees of peer companies. As a risk management measure, we also offer executive physicals involving diagnostic testing.

Perquisites

During 2018, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance, club memberships and spousal travel to certain business functions. The Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. The Company does not provide tax gross-ups on executive-only perquisites. See the “All Other Compensation” table on page 39 for more information regarding the perquisites given to our NEOs.

Clawback Provisions

We have adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

Robust Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted robust stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

Position	Ownership Requirement as a multiple of salary
Engel	5x
Schulz	3x
Lazzaris	2x
Minicozzi	2x
Wolf	2x

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Compensation Discussion and Analysis

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. The Board reviews compliance with these guidelines annually, and all of our NEOs have acquired or are acquiring equity in accordance with the guidelines. Our CEO’s ownership level is approximately 14x, well in excess of his 5x requirement. See “Security Ownership” on page 17 for more information on their ownership positions. See also “Director Compensation” on page 52 for information about Stock Ownership Guidelines for Directors.

In addition, the Company has stock ownership guidelines for other officers and members of management who are not NEOs. In total, approximately 36 individuals were subject to stock ownership guidelines as of April 2019.

Stock Ownership, Purchases Made by New Officers, and Matching SARs

To align officers’ interests with stockholders’ interests and to encourage new officers to satisfy their stock ownership guidelines by using their own funds to purchase Company stock in the open market, new senior officers are eligible to receive SARs equal to the number of shares purchased for long-term investment by that officer in the open market during the first twelve months of employment, up to a limited amount in total over no more than three trading days. The exercise price of the SARs is set at the closing price on the date of purchase in the open market. Such SARs vest ratably over three years. The program is designed to encourage stock ownership and investment, which aligns management interests with stockholder interests.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s vision, goals and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. As described previously, the Committee engages an independent compensation consultant, Meridian, to prepare an annual market analysis of target total compensation (the total of salary, target annual cash incentive and long-term incentives) compared to a peer group, and it targets total compensation at median within a range that it considers competitive. Based on the annual compensation analysis prepared by Meridian, the CEO’s target total compensation for 2018 was within that range.

Employment, Severance, Change in Control or Other Arrangements

As disclosed previously, Mr. Engel has a 2009 employment agreement that provides for, among other things, a base salary amount and a target bonus of not less than 100% of base salary, as may be adjusted by the Committee. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 44 for additional information. As shown on page 44, this provision would have resulted in no actual gross-up ($0) based on an assumed termination date of December 31, 2018. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

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Compensation Discussion and Analysis

Mr. Schulz would be entitled to receive a severance payment equal to one year’s base salary and a severance payment in lieu of bonus equal to a pro rata amount of his target bonus if he is terminated by the Company without cause, or upon or within two years after a change in control of the Company, or if he terminates his employment for good reason as described on page 46. Mr. Schulz is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of his employment and for a period of one year thereafter.

Ms. Lazzaris would be entitled to receive a severance payment equal to one year’s base salary plus a pro rata payment of her estimated bonus if she is terminated by the Company without cause, if she terminates her employment for good reason, or if her employment is terminated within one year following a change in control of the Company (other than for cause), as described on page 47.

Mr. Minicozzi would be eligible to receive severance payments equal to one year’s base salary if he is terminated by the Company without cause, or he terminates his employment for good reason, as described on page 48. Mr. Minicozzi is bound by restrictive covenants in the form of noncompetition and nonsolicitation of employees during his term of his employment and for a period of one year thereafter.

Ms. Wolf would be entitled to receive a severance payment equal to one year’s base salary plus a severance payment in lieu of bonus equal to a pro rata amount of her target bonus if she is terminated by the Company without cause, or upon or within two years after a change in control of the Company, or if she terminates her employment for good reason, as described on page 49. Ms. Wolf is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of her employment and for a period of one year thereafter.

The Company’s LTIP provides that SAR and RSU awards would vest upon consummation of a change in control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a change in control transaction. The Company’s LTIP, which was approved by the stockholders in 2017, includes these provisions to align management’s interests with stockholders’ interests. The payments to the NEOs upon consummation of a change in control transaction for accelerated vesting of equity awards are set forth in the first column of each table on pages 44 to 49.

We maintain the WESCO Distribution, Inc. 2006 Severance Plan which provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2006 Severance Plan, in the event of an involuntary termination without cause, an eligible employee would receive severance payments of up to 52 weeks of base pay based on the employee’s completed years of service.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, the Company has entered into indemnification agreements with Messrs. Engel and Schulz and Messes. Lazzaris and Wolf providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. Short-term incentive award payouts to the NEOs are subject to review and approval of the Committee, and the Committee also reviews with the independent members of the Board the CEO’s incentive award. In addition, incentive award payouts are capped at 2x target. The Committee has the discretionary authority to reduce or eliminate any incentive payouts. As previously noted above, the Company also maintains stock ownership guidelines and has adopted a clawback policy that applies to incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

CEO and Senior Management Succession Planning

Management succession planning and talent development are reviewed by the Board annually as part of its leadership and organizational review process. The Board reviews and discusses with management succession plans for the NEOs and other senior management positions across the Company, and the Board also evaluates succession plans in the context of overall Company strategy. Senior management is visible to Board members through formal presentations and informal events to allow Directors to

36 |	WESCO International, Inc. - 2019 Proxy Statement

Compensation Discussion and Analysis

personally assess candidates. The Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. The emergency CEO succession planning is intended to help the Company respond in the event of an unexpected emergency and reduce potential disruption or loss of continuity to the Company’s business and operations.

Deductibility of Executive Compensation

We consider the anticipated accounting and tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, but the Company reserves the right to pay compensation that is not deductible and a portion of the executive officers’ compensation paid in 2018 was not deductible. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment.

Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s current and former NEOs (together, the “covered employees”). Prior to the enactment of the Tax Cuts and Jobs Act (“TCJA”), Section 162(m) provided an exception from this deduction limitation for certain forms of “performance-based compensation,” which included annual incentive payments, the gain recognized by NEOs upon the exercise of compensatory stock options and SARs, and income recognized on the vesting of RSU’s and performance share awards. Due to the enactment of the TCJA, the performance-based compensation exception no longer applies to taxable periods beginning after December 31, 2017, unless the compensation meets certain transition relief for remuneration provided pursuant to a written binding contract in effect on November 2, 2017, commonly referred to as grandfathered amounts.

In the past, we generally sought to structure performance-based compensation for our covered employees, and to undertake the required ministerial actions, in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation to the extent possible. We generally will continue to emphasize performance-based compensation, even though it may no longer be deductible. We expect in the future to authorize compensation in excess of $1 million to NEOs, which will not be deductible under Section 162(m), when we believe doing so is in the best interests of the Company and our stockholders.

We will endeavor to maintain the deductibility of grandfathered amounts going forward, except where we determine that it is not in the best interest of our stockholders. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the guidance issued thereunder, including the uncertain scope of the transition relief for grandfathered amounts, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit in fact will satisfy the exception.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

John K. Morgan, Chairman

Sandra Beach Lin

Bobby J. Griffin

James L. Singleton

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Compensation Tables

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary		Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
John J. Engel,	2018	$1,030,000		$2,299,968	$2,299,987	$1,698,730	$103,239	$7,431,924
Chairman, President and CEO	2017	$1,000,000		$2,300,161	$2,395,687	$1,156,639	$110,268	$6,962,755
	2016	$974,519	(5)	$2,250,005	$2,395,053	$1,300,000	$91,912	$7,011,489
David S. Schulz,	2018	$570,000		$700,013	$699,969	$557,000	$50,767	$2,577,749
SVP and CFO	2017	$536,250		$809,549	$676,691	$350,000	$54,108	$2,426,598
	2016	$109,375		—	$999,983	$100,000	$9,532	$1,218,890
Diane E. Lazzaris,	2018	$467,500		$325,011	$324,990	$400,000	$29,353	$1,546,854
SVP and GC	2017	$457,500		$325,007	$338,533	$235,000	$28,078	$1,384,118
	2016	$435,096	(5)	$324,993	$345,963	$265,000	$25,684	$1,396,736
Robert Minicozzi,	2018	$355,000		$174,980	$175,024	$260,000	$22,390	$987,394
VP and CIO	2017	$336,250		$243,815	$156,277	$150,000	$21,728	$908,070
Christine A. Wolf,	2018	$247,692		$179,747	$149,995	$212,000	$30,494	$819,928
SVP and CHRO

(1)

Represents the grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth on pages 58 to 60 of our financial statements for the year ended December 31, 2018 Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(2)

Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, the maximum value of the performance shares would be: for Mr. Engel $2,759,934; Mr. Schulz $840,012; Ms. Lazzaris $390,114; Mr. Minicozzi $210,004; and Ms. Wolf $0. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth on pages 58 to 60 of our financial statements for the year ended December 31, 2018 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules, but approved and paid in the following year.

(4)	See the “All Other Compensation” table on page 39 for additional information.

(5)

Amounts shown are less than the individual’s stated base salary because during 2016 the Company had a cost-savings program of mandatory unpaid leaves of absence in which individuals took a week’s leave of absence.

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Compensation Tables

All Other Compensation

The following table describes each component of the All Other Compensation column for 2018 in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments that are also presented and discussed there.

NEO	Year	Other Benefits(1)	Auto Allowance(2)	Tax Payments(3)	Payments Relating to Employee Retirement Savings Programs(4)	Total
Engel	2018	$23,640	$12,000	—	$67,599	$103,239
Schulz	2018	$28,517	$12,000	—	$10,250	$50,767
Lazzaris	2018	$140	$12,000	—	$17,213	$29,353
Minicozzi	2018	$140	$12,000	—	$10,250	$22,390
Wolf	2018	$23,994	$6,500	—	$—	$30,494

(1)

This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amount for Mr. Engel includes club dues of $15,022 and imputed income for spousal travel to business functions. The amount for Mr. Schulz includes relocation expenses of $21,916 and imputed income for spousal travel to business functions. The amount for Ms. Wolf includes relocation expenses of $23,953.

(2)	Represents a monthly automobile allowance.

(3)	The Company does not provide tax gross-ups on executive-only perquisites.

(4)

The retirement savings program includes both the Retirement Savings Plan, a qualified 401(k) plan, and the Deferred Compensation Plan, a non-qualified deferred compensation plan for certain management and highly compensated employees. Company contributions to the retirement savings program include matching contributions and discretionary contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of eligible compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan.

NEO	Year	Company Matching Contribution to 401k Plan	Company Matching Contribution to Deferred Compensation Plan	Company Discretionary Contribution to 401k Plan	Company Rollover Contribution to Deferred Compensation Plan	Total
Engel	2018	$8,250	$57,349	$2,000	—	$67,599
Schulz	2018	$8,250	$—	$2,000	—	$10,250
Lazzaris	2018	$8,250	$6,963	$2,000	—	$17,213
Minicozzi	2018	$8,250	$—	$2,000	—	$10,250
Wolf	2018	$—	$—	$—	—	$—

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Compensation Tables

Grants of Plan-Based Awards for 2018

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	All Other Stock Awards: Number of Securities Underlying Stock Units (#)(4)	Exercise or Base Price of Option Awards ($/SH)		Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Engel	2/13/18			10,987	21,974	43,948	125,001	14,650	$62.80	(6)	$4,599,955
		$1,390,500	$2,781,000
Schulz	2/13/18			3,344	6,688	13,376	38,045	4,458	$62.80	(6)	$1,399.982
		$456,000	$912,000
Lazzaris	2/13/18			1,553	3,106	6,212	17,664	2,069	$62.80	(6)	$650,001
		$327,250	$654,500
Minicozzi	2/13/18			836	1,672	3,344	9,510	1,115	$62.80	(6)	$350,004
		$213,000	$426,000
Wolf	6/22/18			—	—	—	8,402	2,502	$59.95	(7)	$300,005
	8/14/18			—	—	—	1,690	—	$59.05	(8)	$29,737
		$173,384	$346,769

(1)

Represents possible annual incentive cash awards that could have been earned in 2018 at “target” and “maximum” levels of performance. Amounts actually received by the NEOs under the annual incentive plans for 2018 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 38. For further information about the annual incentive plans, please see the related discussion beginning on page 28.

(2)

Represents possible performance share awards granted in 2018 that could be earned at “threshold”, “target”, and “maximum” levels of performance over a three-year performance period. Each performance share award is based on two equally-weighted performance measures during the three-year performance period beginning January 1, 2018 and ending December 31, 2020, as discussed on pages 31 to 33.

(3)	Represents the number of SARs granted in 2018 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary date.

(4)	Represents the number of RSUs granted in 2018 to the NEOs. The RSUs will cliff vest on the anniversary date in 2021.

(5)

Represents the full grant date fair value of SARs, RSUs and performance shares under ASC Topic 718 granted to the NEOs. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 14 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018.

(6)

Represents the exercise price for the SARs and the grant date per share value of RSUs granted, which was the closing price of our Company stock on February 13, 2018, in accordance with Committee action on the grant date indicated.

(7)

Represents the exercise price for the SARs and the grant date per share value of RSUs granted, which was the closing price of our Company stock on June 22, 2018, in accordance with Committee action on the grant date indicated. Ms. Wolf joined the Company in June 2018, and this grant represents a portion of an annual grant since she was employed for part of the year.

(8)

Represents the exercise price for the SARs granted, which was the closing price of our Company stock on August 14, 2018. As explained further on pages 33 and 35, to encourage new executives to purchase stock in the open market with their own funds to meet their stock ownership guidelines and align their interests with stockholders, we will offer matching SARs grants on a limited basis for open market purchases made by the executive during the first 12 months of employment. Ms. Wolf purchased approximately $100,000 of stock (i.e. 1,690 shares) with her own funds and thus received this matching SARs grant. Since she purchased 1,690 shares, the matching grant was for 1,690 SARs with an exercise price equal to the closing stock price on the date of purchase.

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Compensation Tables

Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Securities Underlying Unexercised Equity Awards Un-exercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Engel	7/01/2010	125,597	—	$33.05	7/01/2020	—	—	—		—
	2/16/2011	77,323	—	$60.05	2/16/2021	—	—	—		—
	2/16/2012	55,396	—	$64.33	2/16/2022	—	—	—		—
	2/21/2013	57,453	—	$72.15	2/21/2023	—	—	—		—
	2/18/2014	63,601	—	$85.35	2/18/2024	—	—	—		—
	2/17/2015	96,865	—	$69.54	2/17/2025	—	—	—		—
	2/16/2016	116,823	58,411	$42.44	2/16/2026	21,206	$1,017,888	31,810	(1)	$1,526,880
	2/16/2017	37,128	74,254	$71.65	2/16/2027	12,840	$616,320	38,520	(2)	$1,848,960
	2/13/2018	—	125,001	$62.80	2/13/2028	14,650	$703,200	43,948	(2)	$2,109,504
Total:		630,186	257,666			48,696	$2,337,408	114,278		$5,485,344
Schulz	10/19/2016	—	—	$58.65	10/19/2026	17,050	$818,400	—		—
	1/31/2017	1,667	3,333	$70.70	1/31/2027	—		—		—
	2/16/2017	9,483	18,966	$71.65	2/16/2027	3,280	$157,440	9,840	(2)	$472,320
	2/21/2017	993	1,986	$72.90	2/21/2027	343	$16,464	1,028	(2)	$49,344
	8/11/2017	1,334	2,666	$51.10	8/11/2027	—	—	—		—
	2/13/2018	—	38,045	$62.80	2/13/2028	4,458	$213,984	13,376	(2)	$642,048
		13,477	64,996			25,131	$1,206,288	24,244		$1,163,712
Lazzaris	5/14/2010	4,000	—	$37.90	5/14/2020	—	—	—		—
	2/16/2011	9,665	—	$60.05	2/16/2021	—	—	—		—
	2/16/2012	6,700	—	$64.33	2/16/2022	—	—	—		—
	2/21/2013	7,580	—	$72.15	2/21/2023	—	—	—		—
	2/18/2014	8,560	—	$85.35	2/18/2024	—	—	—		—
	2/17/2015	13,262	—	$69.54	2/17/2025	—	—	—		—
	2/16/2016	16,874	8,437	$42.44	2/16/2026	3,062	$146,976	4,596	(1)	$220,608
	2/16/2017	5,246	10,492	$71.65	2/16/2027	1,814	$87,072	5,444	(2)	$261,312
	2/13/2018	—	17,664	$62.80	2/13/2028	2,069	$99,312	6,212	(2)	$298,176
Total:		71,887	36,593			6,945	$333,360	16,252		$780,096
Minicozzi	2/16/2016	5,841	2,920	$42.44	2/16/2026	1,059	$50,832	1,592	(1)	$76,416
	2/16/2016	—	—	$42.44	2/16/2026	3,534	$169,632	—		—
	2/14/2017	1,512	3,023	$71.65	2/14/2027	—	—	—		—
	2/16/2017	2,421	4,841	$71.65	2/16/2027	838	$40,224	2,512	(2)	$120,576
	2/13/2018	—	9,510	$62.80	2/13/2028	1,115	$53,520	3,344	(2)	$160,512
Total:		9,774	20,294			6,546	$314,208	7,448		$357,504
Wolf	6/22/2018	—	8,402	$59.95	6/22/2028	2,502	$120,096	—		—
	8/14/2018	—	1,690	$59.05	8/14/2028	—	—	—		—
Total:		—	10,092			2,502	$120,096	—		—

(1)

The amounts included in the table above for 2016 reflect target payouts for performance shares as the current results for 2016 are below target. The final amounts will be interpolated based on actual final results.

(2)

As required by SEC regulations, the amounts included in the table above for 2017 and 2018 performance shares reflect the next higher performance measure as the current result for 2017 and 2018 are at or above target. The final amounts will be interpolated based on actual final results.

WESCO International, Inc. - 2019 Proxy Statement	| 41

Compensation Tables

Equity Awards Vesting Schedule

Grant Date	Vesting Schedule
2/16/2016

SARs: Time-based vesting in 1/3 increments on February 16, 2017; February 16, 2018; and February 16, 2019.

RSUs: Cliff vest on February 16, 2019.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2018, as discussed on pages 31 and 32. The award vests in the form of a number of shares of the Company’s common stock.

10/19/2016	RSUs: Cliff vest on October 19, 2019.
1/31/2017	SARs: Time-based vesting in 1/3 increments on January 31, 2018; January 31, 2019; and January 31, 2020.
2/14/2017	SARs: Time-based vesting in 1/3 increments on February 14, 2018; February 14, 2019; and February 14, 2020.
2/16/2017

SARs: Time-based vesting in 1/3 increments on February 16, 2018; February 16, 2019; and February 16, 2020.

RSUs: Cliff vest on February 16, 2020.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2019, as discussed on pages 31 and 32. The award vests in the form of a number of shares of the Company’s common stock.

2/21/2017

SARs: Time-based vesting in 1/3 increments on February 21, 2018; February 21, 2019; and February 21, 2020.

RSUs: Cliff vest on February 21, 2020.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2019, as discussed on pages 31 and 32. The award vests in the form of a number of shares of the Company’s common stock.

8/11/2017	SARs: Time-based vesting in 1/3 increments on August 11, 2018; August 11, 2019; and August 11, 2020.
2/13/2018

SARs: Time-based vesting in 1/3 increments on February 13, 2019; February 13, 2020; and February 13, 2021.

RSUs: Cliff vest on February 13, 2021.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2020, as discussed on pages 31 and 32. The award vests in the form of a number of shares of the Company’s common stock.

6/22/2018	SARs: Time-based vesting in 1/3 increments on June 22, 2019; June 22, 2020; and June 22, 2021. RSUs: Cliff vest on June 22, 2021.
8/14/2018	SARs: Time-based vesting in 1/3 increments on August 14, 2019; August 14, 2020; and August 14, 2021.

Under the generally applicable terms of the Company’s 1999 Long-Term Incentive Plan, amended and approved by our Board and stockholders and restated effective May 31, 2017, SARs and RSUs would vest upon a change in control, as defined in the Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors. Under the general terms of the Company’s Performance share awards, performance shares would vest at target upon a change in control. The Company has included these provisions in the Long-Term Incentive Plan, which was approved by stockholders in 2017, to align management’s interests with stockholders’ interest.

42 |	WESCO International, Inc. - 2019 Proxy Statement

Compensation Discussion and Analysis

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)
Engel	—	—	12,078	773,596
Schulz	—	—	—	—
Lazzaris	—	—	1,654	105,939
Minicozzi	—	—	—	—
Wolf	—	—	—	—

(1)

Computed by multiplying the number of shares of our Common Stock acquired upon exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the option or SARs.

(2)	All amounts in this column are before any applicable taxes.

(3)	Reflects RSUs that vested on February 17, 2018.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the NEOs in 2018.

Name	Year	Executive Contribution in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Engel	2018	$131,198	$57,349	$(115,332)	—	$3,043,504
Schulz	2018	$—	$—	$—	—	$—
Lazzaris	2018	$21,075	$6,962	$(13,312)	—	$232,525
Minicozzi	2018	$—	$—	$590	—	$26,370
Wolf	2018	$—	$—	$—	—	$—

(1)

Reflects participation by the NEOs in the Deferred Compensation Plan, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)

Amounts in this column are Company matching contributions to the Deferred Compensation Plan and include rollover contributions from the 401(k) plan to the Deferred Compensation Plan. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation table on page 38.

(3)

Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company stock.

(4)

Based upon years of service to the Company, Mr. Engel and Ms. Lazzaris are each fully vested in the aggregate balance of their respective accounts at last year-end. Mr. Minicozzi is 50% vested in the matching portion of his account and 100% vested in the executive contribution at last year end. Mr. Schulz and Ms. Wolf did not participate in the Deferred Compensation Plan in 2018.

WESCO International, Inc. - 2019 Proxy Statement	| 43

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2018. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, titles, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)
Compensation:
Base Salary and Incentive	$6,559,730	$3,470,500	$1,698,730	$—
Accelerated Options & SARs(5)	$324,765	$324,765	$324,765	$324,765
Accelerated RSUs(6)	$2,337,408	$2,337,408	$2,337,408	$2,337,408
Accelerated Performance Shares(7)	$3,506,112	$—	$3,506,112	$3,506,112
Benefits and Perquisites:
Medical Benefits	$16,697	$16,697	$—	$—
280G Tax Gross-Up	$—	$—	$—	$—
Total:	$12,744,712	$6,149,370	$7,867,015	$6,168,285

(1)	Termination After Change in Control

Mr. Engel’s Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

•	Two times annual base salary.
•	Two times the annual target bonus opportunity.
•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
•

Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreement with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.
•	An amount equal to the executive’s annual target bonus opportunity.
•	Full vesting of outstanding stock options, SARs, and RSUs.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

44 |	WESCO International, Inc. - 2019 Proxy Statement

Potential Payments Upon Termination

(3)	Death

•	Any accrued and earned but unpaid bonus.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.

(5)

The closing price of WESCO common stock on December 31, 2018 was $48.00. The amount shown is the excess, if any, of the December 31, 2018 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2018 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 31, 2018 multiplied by the number of performance shares at target.

WESCO International, Inc. - 2019 Proxy Statement	| 45

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. SCHULZ

Each of the following potential scenarios represents circumstances under which Mr. Schulz’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Schulz in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2018. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Schulz upon separation from the Company is governed by a term sheet dated October 6, 2016. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Schulz’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Mr. Schulz’s consent; or (c) any material reduction in Mr. Schulz’s authority, duties or responsibilities without his consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$1,036,000	$1,036,000
Accelerated SARs(3)	$—	$—
Restricted Stock Units(4)	$1,206,288	$—
Performance Shares(5)	$581,856	$—
Benefits and Perquisites:
Medical Benefits	$12,270	$12,270
Total:	$2,836,414	$1,048,270

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Payment equal to pro rata amount of target bonus.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination by the Company Upon or Within Two Years After a Change of Control of the Company

•	Payment equal to one-year’s base salary.
•	Payment equal to pro rata amount of target bonus.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)

The closing price of WESCO common stock on December 31, 2018 was $48.00. The amount shown is the excess, if any, of the December 31, 2018 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2018 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2018 multiplied by the number of performance shares at target.

46 |	WESCO International, Inc. - 2019 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MS. LAZZARIS

Each of the following potential scenarios represents circumstances under which Ms. Lazzaris’ employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Lazzaris in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2018. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Lazzaris upon separation from the Company is governed by a term sheet dated January 15, 2010. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Lazzaris’ base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Ms. Lazzaris’ consent; or (c) any material reduction in Ms. Lazzaris’ offices, titles, authority, duties or responsibilities without her consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$870,000	$870,000
Accelerated SARs(3)	$46,910	$—
Restricted Stock Units(4)	$333,360	$—
Performance Shares(5)	$500,352	$—
Benefits and Perquisites:
Medical Benefits	$8,629	$8,629
Total:	$1,759,251	$878,629

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Payment equal to pro rata amount of estimated bonus.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination Within One Year Following Change of Control of the Company (Other than for Cause)
•	Payment equal to one-year’s base salary.
•	Payment equal to pro rata amount of estimated bonus.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)

The closing price of WESCO common stock on December 31, 2018 was $48.00. The amount shown is the excess, if any, of the December 31, 2018 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2018 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2018 multiplied by the number of performance shares at target.

WESCO International, Inc. - 2019 Proxy Statement	| 47

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. MINICOZZI

Each of the following potential scenarios represents circumstances under which Mr. Minicozzi’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Minicozzi in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2018. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Minicozzi upon separation from the Company is governed by a term sheet dated December 4, 2015. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Minicozzi’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Mr. Minicozzi’s consent; or (c) any material reduction in Mr. Minicozzi’s offices, titles, authority, duties or responsibilities without his consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary	$360,000	$360,000
Accelerated SARs(3)	$16,235	$—
Restricted Stock Units(4)	$314,208	$—
Performance Shares(5)	$216,960	$—
Benefits and Perquisites:
Medical Benefits	$—	$—
Total:	$907,403	$360,000

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Payment equal to one-year’s base salary.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.

(3)

The closing price of WESCO common stock on December 31, 2018 was $48.00. The amount shown is the excess, if any, of the December 31, 2018 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2018 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2018 multiplied by the number of performance shares at target.

48 |	WESCO International, Inc. - 2019 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MS. WOLF

Each of the following potential scenarios represents circumstances under which Ms. Wolf’s employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Wolf in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2018. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Wolf upon separation from the Company is governed by a term sheet dated April 6, 2018. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Wolf’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Ms. Wolf’s consent; or (c) any material reduction in Ms. Wolf’s offices, titles, authority, duties or responsibilities without her consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$782,000	$782,000
Accelerated SARs(3)	$—	$—
Restricted Stock Units(4)	$120,097	$—
Performance Shares(5)	$—	$—
Benefits and Perquisites:
Medical Benefits	$10,086	$10,086
Total:	$912,183	$792,086

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Payment equal to pro rata amount of target bonus.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination by the Company Upon or Within Two Years After a Change of Control of the Company

•	Payment equal to one-year’s base salary.
•	Payment equal to pro rata amount of target bonus.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)

The closing price of WESCO common stock on December 31, 2018 was $48.00. The amount shown is the excess, if any, of the December 31, 2018 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2018 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2018 multiplied by the number of performance shares at target.

WESCO International, Inc. - 2019 Proxy Statement	| 49

Pay Ratio

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by SEC rules, we are providing the following information about the ratio of annual total compensation of all of our employees, other than our CEO, to the annual total compensation of our CEO. For 2018, our last competed fiscal year, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure for the fiscal year. Therefore, we are using the same median employee in our pay ratio calculation.

For 2018: (1) the annual total compensation of our median employee was $55,167; and (2) the annual total compensation of our CEO was $7,431,924. Based on this information, for 2018 the ratio of the annual total compensation for our CEO to the annual total compensation of our median employee was approximately 134 to 1. We believe that the pay ratio is a reasonable estimate calculated consistent with Regulation S-K Item 402(u).

As we disclosed last year, the methodology and the material assumptions, adjustments, and estimates that we used for this calculation were as follows: We determined that, as of December 31, 2017, our employee population consisted of approximately 9,198 employees at our parent company and consolidated subsidiaries, of which 6,513 were U.S. employees and 2,685 were non-U.S. employees. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 8,740 individuals, of which 6,513 were U.S. employees and 2,227 were non-U.S. employees. For these purposes, we excluded approximately 458 employees from the following jurisdictions: Chile (198); Peru (97); England (39); Ecuador (30); China (31); Poland (23); Singapore (19); Scotland (8); Ireland (7); Angola (3); Spain (2); and Czech Republic (1).

SEC rules allow companies to use a variety of assumptions, adjustments, methodologies, and estimates. Therefore, the ratio figure reported above may not be capable of comparison to the ratio figures reported by companies in our peer group or by any other company.

With respect to identifying the “median employee,” we used a consistently applied compensation measure, which is the sum of an employee’s estimated annual salary/wages, commissions and bonus. For employees outside the U.S., we converted local currency amounts to U.S. dollars.

For 2018, we combined all of the elements of our median employee’s compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $55,167. The difference between such employee’s wages and the employee’s annual total compensation represents the value of the employee’s retirement benefits.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

50 |	WESCO International, Inc. - 2019 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. The table below sets forth annual retainers paid to our non-employee directors:

Role	2018 Annual Retainer
All Independent Directors	$94,000
Lead Independent Director	$25,000
Committee Chairs
Audit	$20,000
Compensation	$15,000
Nominating and Governance Committee	$10,000
Committee Members
Audit	$5,000

Independent Compensation Consultant – The Nominating and Governance Committee works with an independent compensation consultant, Meridian, to do an annual assessment of Director compensation, including providing the Nominating and Governance Committee with market research and comparison data using a peer group of companies which is the same as that used in the Compensation Committee’s evaluation of executive compensation. Our target for Director Compensation is the median of the peer group, and the benchmarking performed by the independent consultant indicated that the total compensation was consistent with the peer group median ($231,900 for WESCO compared to a peer group median of $234,500). We query our consultant on new developments, best practices and trends in Director Compensation, and Meridian serves as a resource to the Nominating and Governance Committee. Based on the analysis prepared by the independent consultant, the Director compensation for 2019 will remain consistent with 2018 compensation levels and not be increased. The Nominating and Governance Committee also compared WESCO’s average Director compensation to the median director compensation for large companies (i.e. companies with revenues of $2.5 billion to $10 billion, which is the comparable group to WESCO’s $8.2 billion in revenues) in a 2017-18 director compensation study published by The National Association of Corporate Directors. WESCO’s average Director compensation was slightly less than the median of $232,091.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2018, non-employee Directors received equity grants in the form of RSUs in the amount of approximately $130,000, which will vest on the first anniversary of the date of the grant. If a Director’s Board service is terminated earlier than one year from the date of grant as a result of the scheduled expiration of the Director’s term then, if such date is (1) less than three calendar months from the date of grant, then 25% of the RSUs shall be deemed vested, (2) at least three but less than six calendar months from the date of grant, then 50% of the RSUs shall be deemed vested, (3) at least six but less than nine calendar months from the date of grant, then 75% of the RSUs shall be deemed vested, and (4) at least nine calendar months from the date of grant, then 100% of the RSUs shall be deemed vested. In February 2018, each non-employee Director received a grant of 2,070 RSUs. The RSUs awarded February 13, 2018 have a grant date fair value of $62.80, the closing price of our Common Stock on February 13, 2018.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, the Company has entered into indemnification agreements with each current Director providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

WESCO International, Inc. - 2019 Proxy Statement	| 51

Director Compensation

Robust Stock Ownership Guidelines

Our Board has adopted robust stock ownership guidelines for Directors, which are five times their annual cash retainer. Directors are expected to hold these ownership positions during their service as Directors. All Directors have acquired or are acquiring stock in accordance with the stock ownership guidelines.

DIRECTOR COMPENSATION FOR 2018

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)(4)	Other	Total
Beach Lin	$104,000	$129,996	—	$233,996
Espe	$99,000	$129,996	—	$228,996
Griffin	$94,000	$129,996	—	$223,996
Morgan	$109,000	$129,996	—	$238,996
Raymund	$114,000	$129,996	—	$243,996
Singleton	$119,000	$129,996	—	$248,996
Sundaram	$37,125	$64,970	—	$102,095
Utter	$99,000	$129,996	—	$228,996

(1)

Represents the amount of the Director’s annual retainer, for which Mr. Espe, Mr. Griffin, Mr. Raymund, and Mr. Singleton received $49,500, $47,000, $57,000 and $59,500, respectively, in cash during 2018. The Director’s Fees for Mr. Sundaram and Ms. Utter were deferred into the Company’s Deferred Compensation Plan for Non-Employee Directors.

(2)

Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On February 13, 2018, each Director was awarded 2,070 RSUs with a grant date fair value of $62.80 per RSU, which was the closing price of our Common Stock on February 13, 2018. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 14 to our financial statements for the year ended December 31, 2018, which is located on pages 58 to 60 of our Annual Report on Form 10-K.

(3)

All the RSU awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table below for more information regarding the equity awards held by Directors as of December 31, 2018.

(4)

On September 25, 2018, Director Sundaram was awarded 1,059 RSUs with a grant date fair value of $61.35 per RSU, which was the closing price of our Common Stock on September 25, 2018. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 14 to our financial statements for the year ended December 31, 2018, which is located on pages 58 to 60 of our Annual Report on Form 10-K.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

Name	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Shares of Stock That Have Not Vested
Beach Lin	8,708	6,469
Espe	—	4,157
Griffin	—	6,469
Morgan	10,742	6,469
Raymund	4,642	6,469
Singleton	4,642	6,469
Sundaram	—	1,059
Utter	10,742	6,469

52 |	WESCO International, Inc. - 2019 Proxy Statement

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

ITEM 3 – RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

WESCO International, Inc. - 2019 Proxy Statement	| 53

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2019 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. In addition to performing the audit, Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2017 were as follows:

(In millions)	2018	2017
Audit fees	$2.1	$2.0
Audit-related fees	$0.1	—
Tax fees
Compliance	$0.1	$0.3
Planning and consulting	—	$0.1
Other fees	—	—
	$2.3	$2.4

The audit fees for the years ended December 31, 2018 and 2017 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

Tax compliance fees for the years ended December 31, 2018 and 2017 were for services related to the preparation and review of tax returns.

Tax planning and consulting fees for the years ended December 31, 2018 and 2017 were for services involving advice and consultation on tax matters.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2018 and 2017, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

54 |	WESCO International, Inc. - 2019 Proxy Statement

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Audit Committee is responsible for assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof, its oversight of the Company’s accounting and financial reporting principles, policies and internal controls, and the performance of the internal audit function, evaluating the independence, qualifications and performance of the Company’s independent registered public accounting firm, and evaluating the performance of the Company’s internal auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2018 with management and the independent registered public accounting firm. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the PCAOB. The Audit Committee also discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

In addition, the Audit Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission. The Audit Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.

Respectfully Submitted:

THE AUDIT COMMITTEE

Steven A. Raymund, Chairman

Matthew J. Espe

Easwaran Sundaram

Lynn M. Utter

WESCO International, Inc. - 2019 Proxy Statement	| 55

WESCO INTERNATIONAL

WESCO INTERNATIONAL, INC.
Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219-1122
Phone: 412-454-2200

www.wesco.com

WESCO INTERNATIONAL, INC.

225 WEST STATION SQ. DR.

SUITE 700

PITTSBURGH, PA 15219

ATTN: SAMANTHA L. O’DONOGHUE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/29/2019 for shares held directly and by 11:59 P.M. ET on 05/27/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/29/2019 for shares held directly and by 11:59 P.M. ET on 05/27/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — —  — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — —  —

DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Elect eight Directors for a one-year term expiring in 2020.		☐	☐	☐
Nominees
01 John J. Engel 02 Matthew J. Espe 03 Bobby J. Griffin 04 John K. Morgan 05 Steven A. Raymund 06 James L. Singleton 07 Easwaran Sundaram 08 Lynn M. Utter
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2. Approve, on an advisory basis, the compensation of the Company’s named executive officers.							☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report is/are available at www.proxyvote.com

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WESCO INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors.

Annual Meeting of Stockholders

May 30, 2019 at 2:00 P.M., E.D.T.

The undersigned hereby appoints David S. Schulz, Diane E. Lazzaris, and Samantha L. O’Donoghue, and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held at the Hyatt Regency Pittsburgh International Airport at 1111 Airport Boulevard, Pittsburgh, PA 15231 on May 30, 2019, at 2:00 p.m., Eastern Daylight Time, or any adjournment or postponement thereof, upon all matters properly coming before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors’ recommendations on any such matter.

Continued and to be signed on reverse side